Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED AGREEMENT dated and effective December 31, 2008 (the “Effective Date”) is entered into by Newpark Resources, Inc. (the “Company”), a Delaware corporation, and Paul L. Howes (the “Executive”) and is intended to incorporate and accurately reflect all prior negotiations, discussions, or agreements between the parties concerning the amendment and restatement of the terms and conditions of Executive’s employment.
WHEREAS, the Company has employed Executive as its Chief Executive pursuant to an Employment Agreement dated March 22, 2006, as amended by the Amendment to Employment Agreement dated June 7, 2006, (the “Prior Employment Agreement”).
WHEREAS, the parties mutually desire to amend and restate the Prior Employer Agreement to take into account Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder (“Code Section 409A”) with respect to certain payments provided for in the Prior Employment Agreement and to make certain other mutually agreed upon modifications to the Prior Employment Agreement.
WHEREAS, as of the Effective Date this Agreement supersedes the Prior Agreement.
NOW, THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the parties as follows:
1. Employment of Executive Officer.
1.1 Employment Term. The Company hereby offers to employ and continue to employ Executive, and Executive hereby accepts continued employment by the Company, as its Chief Executive Officer (“CEO”) on the terms and conditions set forth in this Agreement.
(a) The Executive’s Employment Term under this Agreement commenced on March 22, 2006 (“Employment Date”), and shall continue for a period of five (5) years and nine (9) days thereafter, i.e. March 31, 2011, (the “Initial Employment Term”), and shall automatically be renewed for successive one (1) year periods thereafter ending on each succeeding March 31 (each such additional period each an “Extension Term” and, collectively with the Initial Term, the “Employment Term”), unless Executive’s employment is terminated by either party giving written notice to the other party at least sixty (60) days in advance of the expiration of the Initial Employment Term or any Extension Term.

1.2 Compensation and Benefits.
(a) Base Salary. As of the Effective Date and during the remainder of the Employment Term, the Company will pay Executive a base salary at an annualized rate of at least Four Hundred Eighty-Six Thousand Dollars ($486,000) per twelve month year (“Base Salary”). The Board of Directors of the Company (the “Board”) will review annually Executive’s Base Salary and, at its reasonable discretion, may increase such Base Salary as it deems appropriate, provided Executive’s Base Salary for any subsequent twelve month year shall not be less than the preceding twelve month year except with Executive’s prior written agreement. Board approved adjustments in Base Salary shall be automatically incorporated herein by reference and be contractual obligations of Company. Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for its executive officers.
(b) Incentive Compensation. In addition to the Base Salary, during the Employment Term Executive shall be eligible for participation in the 2003 Executive Incentive Plan (“EICP”) and the 2003 Long Term Incentive Plan (“LTIP”), subject to any amendments made at Board’s discretion as provided herein, in each of the years ending December 31, 2006, 2007, and 2008. Performance measures and goals will be set by the Compensation Committee of the Board. The Performance Target (as defined in the EICP) under the EICP on the Effective Date is equal to eighty (80%) percent of Base Salary with a maximum limitation of one hundred sixty percent (160%) of Executive’s annual Base Salary during the relevant Performance Period (as defined in the EICP). Any payout for 2006 performance shall be based on the Company performance prorated for the eligible period. Payout under the EICP for a particular year will be made in cash by March 15 of the next year, e.g. payout for 2006 will occur on or before March 15, 2007. The EICP and LTIP as in effect as of March 22, 2006, are incorporated herein by reference as if set forth in their entirety within this document. Actual awards in accordance with the Board approved plan, and any amendments, are at the discretion of the Compensation Committee, provided that Company represents and warrants to Executive that the terms of the EICP and LTIP will not be amended, modified, changed, or interpreted or applied to make them less generous than they are on March 22, 2006, without prior written notice.
(c) Stock Options and Share Awards. In addition, Executive shall receive such number of stock options and performance restricted share awards as are granted by the Compensation Committee in accordance with the Board approved plans (all such plans being referred to as the “Plans”). Vesting shall be as provided in these existing plans, and subject to any amendments. In accordance with the Employment Offer Term Sheet dated February 15, 2006, that Company provided to Executive, under the Company’s Long Term Incentive Award Guidelines the annual stock award for Executive would consist of 80,000 fair market value options and a performance restricted share award of 50,000 shares. When used in this Agreement “stock” and “shares” mean the Company’s publicly traded common stock, $.01 par value. Further, throughout this Agreement, the words “stock options, awards, and grants” are used separately or in various combinations to describe awards of shares or the right to acquire shares of Company stock under various benefit plans or this Agreement, or both.
(d) Employment Inducement Awards. As an incentive to accepting employment with Company and entering into the Prior Employment Agreement, Executive was awarded at no cost to Executive: (i) three hundred seventy-five thousand (375,000) fair market value options at the market price on the day the Prior Employment Agreement was dated which vest ratably over three (3) years with the first year being the anniversary of the Prior Employment Agreement and (ii) two hundred fifty thousand (250,000) time restricted shares, which shares vest ratably over five (5) years with the first year being the anniversary of the Prior Employment Agreement.

(e) Benefit Plans and Vacation. Subject to the terms of such plans, during the Employment Term, Executive shall be entitled to participate in any and all employee benefits plans or programs of the Company to the extent that he is otherwise eligible to participate under the terms of those plans, including participation in any welfare benefit programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance programs), and fringe benefits and perquisites available generally to other executives of the Company, including rights to indemnification, advance of litigation expenses, exculpation and Directors and Officers liability insurance (“D&Oinsurance”) provided to directors and officers of the Company, including special arrangement provisions that may be applicable to other senior executives. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, or perquisite, so long as such changes are similarly applicable to similarly-situated employees generally, provided, however, the Company shall at all times defend, indemnify, and hold harmless Executive to the maximum extent permitted by law from any actual cost, loss, damages, attorneys fees, or liability suffered or incurred by Executive for Executive’s service as Chief Executive Officer of the Company and participation in the management of the Company and shall at all times provide at the Company’s sole cost D&O insurance coverage in amounts adequate to fully satisfy its obligations to Executive. The Company shall also provide Executive with D&O insurance tail coverage for 6 years (or the maximum time period permitted by law) in the same amount following the termination of Executive’s employment. That certain Indemnification Agreement by and between the Company and Executive and dated June 7, 2006 (with some identical copies thereof having been dated May 7, 2006), as amended by Amendment to Indemnification Agreement dated September 1, 2007, is attached hereto and incorporated herein by reference.
Executive shall be entitled to an annual medical examination at the Cleveland Clinic, or other like medical facility in New Orleans or Houston at Company’s cost.
During the Employment Term, Executive shall be entitled to four (4) weeks paid vacation each calendar year, including 2006, to be used and accrued in accordance with the Company’s policies in effect from time to time, provided the four (4) of weeks of vacation provided in this paragraph shall not be reduced under such policies.
When Executive travels in connection with his duties and as otherwise appropriate, Company will provide Executive with travel life insurance in the minimum amount of $2,000,000, medical evacuation insurance that provides for transport to the city in which Executive is then living, and other appropriate security precautions available to Company executives during international travel.
(f) Expense Reimbursement. The Company will reimburse Executive in full for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Executive during the Employment Term in the performance of the duties hereunder in accordance with the Company’s customary practices applicable to its executive officers. Notwithstanding the foregoing, (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
(g) Other Benefits. The Company shall assist Executive with a country club membership at a club of his choice in the Houston, Texas area. The Company shall pay one-half of the Club initiation fee. The Company shall pay Executive an annual stipend of $20,000 during the Employment Term to be used by Executive in his discretion for monthly club dues, automobile costs and the like.

(h) Schedule of Compensation and Benefit Plans. Attached to this Agreement is a schedule of the compensation and benefit plans by name or description that the Company and Executive understand and intend to cover Executive. The terms and provisions of the items listed on the Schedule, as modified by this Agreement, are incorporated herein by reference (whether or not the actual plan documents are attached as exhibits) and are contractual by and between Company and Executive.
(i) Supplemental Disability Benefit. During any period (other than brief absences) in which Executive is unable to perform the essential functions of his position, despite any reasonable accommodation required by law, by reason of illness or injury, (i) the Company may place Executive on an approved leave of absence and relieve him of some or all of his duties while on leave; (ii) the Company shall pay Executive his Base Salary as of the date the illness or injury commenced, inclusive of any short-term disability benefits or other paid leave to which Executive may be entitled or eligible, for a maximum of six (6) months with such payments to be made on the Company’s regular payroll dates; and (iii) if Executive is receiving long-term disability benefits and provided Executive continues to be eligible to receive such benefits, the Company shall pay to Executive the excess, if any, of 50% of his Base Salary as of the date of the illness or injury commenced divided by twelve (12) over the monthly benefit under the long-term disability plan over, for a period of one (1) year for each year of service up to five (5) years or Executive reaches age 65, whichever occurs first, with such payments to commence in the calendar month in which the Executive first begins to receive benefits under the long-term disability plan and to be made on the Company’s regular payroll dates. The Company’s actions consistent with (i) shall not constitute a termination of Executive’s employment.
1.3 Extent of Services; Conflicts of Interest.
(a) Executive shall devote substantially all of his working time, attention and energies to the business of the Company, and its affiliated entities, from the Company’s headquarters. Executive may be involved in charitable and professional activities, trade and industry associations and the like, and, with the prior written consent of the Chairman of the Board, serve on boards of other entities, provided such activities do not interfere with the performance of his duties hereunder or any provision of this Agreement.
(b) During the Employment Term, Executive shall not, directly or indirectly, without the prior consent of a majority of the members of the Board, render any services to any other person or entity or acquire any interests of any type in any other entity, that might be deemed in competition with the Company or any of its subsidiaries or affiliates or in conflict with his position as Chief Executive Officer, provided, however, that the foregoing shall not be deemed to prohibit Executive from (a) acquiring, solely as an investment, any securities of a partnership, trust, limited liability company, corporation or other entity (i) so long as he remains a passive investor in such entity, (ii) so long as he does not become part of any control group thereof, and (iii) so long as such entity is not, directly or indirectly, in competition with the Company or any of its subsidiaries or affiliates, or (b) serving as a consultant, advisor or director of any corporation which has a class of outstanding equity securities registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which is not in competition with the Company or any of its subsidiaries or affiliates.

2. Termination of Employment.
2.1 Termination. Executive’s employment by the Company shall be terminated (1) automatically, upon the death of Executive; (2) by reason of Executive’s Disability (as defined below); (3) at the election of Executive without Good Reason (as defined below) upon 30 days’ advance written notice to the Company; (4) at the election of Executive with Good Reason (as defined below) immediately upon written notice to the Company; (5) by the Company without Cause (as defined below) upon 30 days’ advance written notice to Executive; (5) by the Company with Cause (as defined below) immediately upon written notice to Executive; or (6) by Executive or the Company pursuant to Section 1.1(a).
2.2 Termination by Executive without Good Reason or pursuant to Section 1.1(a). If Executive’s employment is terminated by Executive without Good Reason or by 60-day notice of non-renewal by Executive pursuant to Section 1.1(a), Executive shall be entitled to receive only the following: (i) any unpaid Base Salary through the date of termination; (ii) any earned but unpaid portion of the stipend referred to in Section 1.2(g) through the date of termination; (iii) any unreimbursed expenses incurred or expended by Executive pursuant to Section 1.2(f) as of the date of termination; and (iv) such stock options, share awards, and grants as shall have fully vested before the date of termination pursuant to the terms of the associated Plans. Executive shall be ineligible for and shall forfeit all rights with respect to any stock option, share awards, and grants that have not vested as of the date of termination. The amounts, if any, in (i), (ii), and (iii), if any, shall be paid at the time and in the manner required by applicable law but in no event later than thirty (30) business days after the date of termination.
2.3 Termination by Executive for Good Reason, by Company without Cause, or by Company pursuant to Section 1.1(a).
(a) If Executive’s employment is terminated by Executive for Good Reason, by the Company without Cause, or by 60-day notice of non-renewal by the Company pursuant to Section 1.1(a), Executive shall be entitled to receive the following: (i) any unpaid Base Salary through the date of termination; (ii) any earned but unpaid portion of the stipend referred to in Section 1.2(g) through the date of termination; (iii) any unreimbursed expenses incurred or expended by Executive pursuant to Section 1.2(f) as of the date of termination; and (iv) such stock options, share awards, and grants as shall have fully vested before the date of termination pursuant to the terms of the associated Plans. Subject to Section 2.3(b)(iii) and, where applicable, Section 2.7(a), Executive shall be ineligible for and shall forfeit all rights with respect to any stock option, share awards, and grants that have not vested as of the date of termination. The amounts, if any, in (i), (ii), and (iii) shall be paid at the time and in the manner required by applicable law but in no event later than thirty (30) business days after the date of termination.
(b) Except where Section 2.7 is applicable, if Executive’s employment is terminated by Executive for Good Reason, by the Company without Cause, or by the Company pursuant to Section 1.1(a), and such termination constitutes a Separation from Service, Executive shall be entitled to receive the following in addition to the payments provided for in Section 2.3(a): (i) an amount equal to two (2) times the amount of his Base Salary at the time of termination; (ii) an amount equal to two times (2X) the Performance Target (as defined in the EICP and Section 1.2(b)) for the Performance Period (as defined in the EICP) in which the date of termination occurs; (iii) full vesting of all time related restricted shares and options awarded at commencement of employment pursuant to Section 1.2(d), provided however, there will be no vesting of annual stock awards in the post-employment exercise period in accordance with the Plans; (iv) should Executive timely elect to continue coverage under a group health insurance plan sponsored by Employer or one of its affiliates, pay or reimburse Executive for the cost of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Executive and any of his eligible dependents until the earlier of (A) the date Executive becomes eligible for coverage under another group health insurance plan or otherwise ceases to be entitled to COBRA continuation coverage and (B) eighteen (18) months following the date of termination; and (v) reimbursement by the Company for the costs of outplacement services obtained by the Executive within the two (2) year period after termination, not to exceed $20,000; provided, however, that the Company’s obligations are contingent on Executive’s compliance with his obligations under Appendix A and Appendix B to this Agreement, as such appendices may be amended by mutual agreement, which are incorporated by this reference.

(c) Subject to Section 3.12, the amounts set out in Section 2.3(b)(i) and (ii) shall be paid to Executive in the form of a single lump sum payment on or prior to the date that is sixty (60) days following Executive’s Separation from Service.
2.4 Termination for by the Company for Cause. If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive only the following: (i) any unpaid Base Salary through the date of termination; (ii) any unreimbursed expenses incurred or expended by Executive pursuant to Section 1.2(f) as of the date of termination; and (iii) such stock options, share awards, and grants as shall have fully vested before the date of termination pursuant to the terms of the associated Plans. Executive shall be ineligible for and shall forfeit all rights with respect to any stock option, share awards, and grants that have not vested as of the date of termination. The amounts, if any, in (i) and (ii) shall be paid at the time and in the manner required by applicable law but in no event later than thirty (30) business days after the date of termination.
2.5 Termination as a Result of Death. If Executive dies during the Employment Term, such person as Executive shall designate in a written notice to Employer or, if no such person is designated, his estate, shall be entitled to receive only the following: (i) any unpaid Base Salary through the date of death; (ii) any earned but unpaid portion of the stipend referred to in Section 1.2(g) through the date of death; (iii) any unreimbursed expenses incurred or expended by Executive pursuant to Section 1.2(f) as of the date of death; and (iv) such stock options, share awards, and grants as shall have fully vested before the date of death pursuant to the terms of the associated Plans. Executive shall be ineligible for and shall forfeit all rights with respect to any stock option, share awards, and grants that have not vested as of the date of death. The amounts, if any, in (i), (ii), and (iii), if any, shall be paid at the time and in the manner required by applicable law but in no event later than thirty (30) business days after the date of death.
2.6 Termination by Reason of Executive’s Disability.
(a) The Company may terminate Executive’s employment by reason of Executive’s Disability upon written notice to Executive. For purposes of this Agreement, “Disability” means and shall be deemed to have occurred if (i) Executive is receiving benefits under the Company’s long-term disability plan or is receiving Social Security total disability benefits; or (ii) in the absence of Executive’s receipt of such benefits, (x) Executive has been unable to perform the essential functions of his position, despite any reasonable accommodation required by law, by reason of an illness or injury for a continuous period of not less than six (6) months or six (6) months in any twelve (12)-month period, or (y) a majority of the eligible members of the Board determine in good faith that the Executive will be unable to perform the essential functions of his position, despite any reasonable accommodation required by law, by reason of an illness or injury for a continuous period of not less than six (6) months.

(b) If Executive’s employment is terminated by reason of Executive’s Disability, Executive shall be entitled to receive only the following in addition to any remaining benefits under Section 1.2(i): (i) any unpaid Base Salary through the date of termination; (ii) any earned but unpaid portion of the stipend referred to in Section 1.2(g) through the date of termination; (iii) any unreimbursed expenses incurred or expended by Executive pursuant to Section 1.2(f) as of the date of termination; and (iv) such stock options, share awards, and grants as shall have fully vested before the date of termination pursuant to the terms of the associated Plans. Executive shall be ineligible for and shall forfeit all rights with respect to any stock option, share awards, and grants that have not vested as of the date of termination. The amounts, if any, in (i), (ii), and (iii), if any, shall be paid at the time and in the manner required by applicable law but in no event later than thirty (30) business days after the date of termination.
2.7 Termination by Executive for Good Reason, by Company without Cause, or by Company pursuant to Section 1.1(a) following a Change in Control.
(a) If, within twenty-four (24) months following a Change in Control, Executive’s employment is terminated by Executive for Good Reason, by the Company without Cause, or by the Company pursuant to Section 1.1(a), and such termination constitutes a Separation from Service, Executive shall be entitled to receive the following in addition to the payments provided for in Section 2.3(a) and in lieu of the payments and benefits provided for in Section 2.3(b): (i) an amount equal to 2.99 times the amount of his Base Salary at the time of termination; (ii) an amount equal to 2.99 times the greater of the highest Performance Award (as defined in the EICP) received by the Executive before the date of termination or the Performance Target set out in Section 1.2(b); (iii) full vesting of all stock options, awards, and grants previously awarded; (iv) continued participation in group benefit plans offered by the Company, including 401(k), medical, and life insurance during the remaining eligibility period, as long as it is available and not in contravention of the respective plan’s provisions in existence at that time; (v) should Executive timely elect to continue coverage under a group health insurance plan sponsored by Employer or one of its affiliates, pay or reimburse Executive for the cost of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Executive and any of his eligible dependents until the earlier of (A) the date Executive becomes eligible for coverage under another group health insurance plan or otherwise ceases to be entitled to COBRA continuation coverage and (B) eighteen (18) months following the date of termination; (v) pay or reimburse Executive for premiums paid by him for medical insurance coverage for himself and any of his eligible dependents for the period from the date the payments or reimbursement under (vi) ends to three (3) years after the date of termination of employment with the Company; and (vi) reimbursement by the Company for the costs of outplacement services obtained by the Executive within the two (2) year period after termination, not to exceed $20,000; provided, however, that the Company’s obligations are contingent on Executive’s compliance with his obligations under Appendix A and Appendix B to this Agreement, as such appendices may be amended by mutual agreement, which are incorporated by this reference.

(b) Subject to Section 3.12, the amounts set out in Section 2.7(a)(i) and (ii) shall be paid to Executive in the form of a single lump sum payment on or prior to the date that is sixty (60) days following Executive’s Separation from Service.
(c) Gross-Up Payments. If any payments or benefits received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan or agreement with the Company, any person whose actions results in a Change in Control or any person affiliated with the Company or such person) (such payments or benefits, excluding the Gross-Up Payment, the “Total Payments”) are determined to result in the imposition of excise tax under section 4999 of the Code or any similar excise tax under the Code or under state or local statute the “Excise Tax”), the Company shall pay Executive an additional amount (such amount in the aggregate, the “Gross-Up Amount,” and each payment thereof, or all such payments together, the “Gross-Up Payment”) intended to compensate or reimburse Executive for the Excise Tax resulting from the Total Payments and for the federal, state and local income tax, employment tax and Excise Tax on the Gross-Up Payment. The purpose of this subsection 2.7(c) is to place Executive in the same economic position Executive would have been in had the Total Payments not been subject to the Excise Tax. For the purposes of this subsection 2.7(c):
(1)	the Total Payments, which will consist of those amounts as constituting “parachute payments” (within the meaning of section 280G(b)(2) of the Code after giving effect to Section 280G(b)(4)(A));

(2)	the value of any non-cash benefits or any deferred payment or benefit to be taken into account in determining the Total Payments;

(3)
the amount of the Total Payments to be treated as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, all reductions thereof for amounts representing “reasonable compensation for personal services” (within the meaning of section 280G(b)(4) of the Code) in excess of the “base amount” (within the meaning of section 280G(b)(3) of the Code) allocable to such “reasonable compensation for personal services” and all reductions by or for all such other amounts as are not subject to the Excise Tax;;

(4)	the amount of the Excise Tax; and

(5)	the Gross-Up Amount and each Gross-Up Payment with respect thereto (which Gross-Up Payment(s) in the aggregate, shall equal the Gross-Up Amount), shall be determined by the accounting firm which was the Company’s independent auditor immediately prior to the Change in Control (the “Auditor”) which determinations shall be subject to approval by written legal opinion (which may be subject to and reflect assumptions, exceptions and standards of certainly normal and reasonable for legal opinions of this type) of tax counsel (the “Tax Counsel”) selected by the Auditor and approved by Executive as acceptable, which approval of Tax Counsel by Executive shall be timely and not unreasonably withheld.

A Gross-Up Payment shall be paid by the Company to Executive (or for Executive, if and to the extent the Gross-Up Payment is determined to be subject to tax withholding), by no later than the earlier of (i) each date as of which Excise Tax under Section 4999 of the Code is paid or is payable, whichever comes first; and (ii) each date as of which any portion of the Total Payments resulting in the Excise Tax are paid or otherwise provided (excluding dates, but not the amounts of, Total Payments paid or provided other than on, as of or with respect to an event or time that properly constitutes a permissible payment event under Treas. Reg. §1.409A-3) so as to then become properly includable in Executive’s gross income for federal income tax purposes; provided, however, that notwithstanding any contrary provision hereof (other than Section 3.12 if applicable), if and to the extent that any amount owed by either party to the other hereunder constitutes a “reimbursement of expenses” within the meaning of Treas. Reg. §1.409A-3(i)(1)(iv) or a “tax gross-up payment” within the meaning of Treas. Reg. §1.409A-3(i)(1)(v), such amounts shall be paid by no later than the end of the taxable year of Executive following the taxable year of Executive in which the amount being reimbursed was paid by Executive.
As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the Gross-Up Amount and the aggregate of all Gross-Up Payments made as of any point in time as determined by the Auditor to be due to (or on behalf of) Executive will be lower than the Gross-Up Amount actually due (“Underpayment”). In the event that Executive thereafter is required to make a payment of any additional Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of Executive as an additional Gross-Up Payment, which shall be paid to or for Executive (as applicable) on the date the Excise Tax is paid or payable by Executive (whichever comes first), or as soon thereafter as the calculation of the amount of such additional Gross-Up Payment shall be administratively practicable, but in all events, no later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.
In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Amount and the Gross-Up Payments paid, Executive shall repay to the Company, within ten (10) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment benefit being repaid by Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes), plus interest on the amount of such repayment at 120 percent of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the payment of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined, but no later than the end of the calendar year following the calendar year in which the taxes related to the additional Gross-Up Payment are remitted. Executive and the Company shall each reasonably cooperate with the other relative to any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.
Executive’s right to receive the Gross-Up Payment provided for in this Section 2.7(c), shall expire and terminate if a Change in Control has not occurred on or before April 23, 2013.

2.8 No Setoff and Disputed Amounts. The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right, or action which Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable, or benefits to be provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains or seeks to obtain other employment. In the event the Company disputes Executive’s entitlement to or the Company’s obligation to pay, or the calculation of any payment to Executive, the Company will pay any undisputed amounts at the time specified by this Agreement (or if the time for payment of any such undisputed amounts is not specified by this Agreement, within 30 days following Executive’s Separation from Service) and will withhold only those payments or parts of payments that are disputed until the dispute can be resolved in accordance with the procedures in this Agreement. The Company shall immediately notify Executive in writing not more than sixty (60) days from the date of termination, how much it is disputing and the reason therefore in sufficient detail that Executive may evaluate the reason for the dispute. Provided that Executive provides notice to the Company within 90 days of the latest date upon which a disputed payment could have been timely made in accordance with the terms of this Agreement and Code Section 409A and further provided that, if not paid, Executive takes further enforcement measures within 180 days after such latest date, such disputed payment will be paid no later than the end of the first taxable year of Executive in which the Company and Executive enter into a legally binding settlement of the dispute, the Company concedes the amount is payable, or the Company is required to make such payment pursuant to a final and nonappealable judgment or other binding decision.
2.9 Investigation; Suspension. The Company may suspend Executive with pay pending an investigation authorized by the Company or an affiliate or a governmental authority or a determination by the Company whether Executive has engaged in acts or omissions constituting Cause, and such paid suspension shall not constitute a termination of Executive’s employment. Executive shall cooperate with the Company in connection with any such investigation.
2.10 Earned and Vested Benefits. Nothing in this Agreement is intended to limit any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that Executive may have under the applicable provisions of any benefit plan of the Company in which Executive is participating at the time of the termination of the employment relationship.
2.11 Deemed Resignation. Any termination of Executive’s employment with the Company shall constitute an automatic resignation of Executive from all other positions as an employee, officer, director, manager, or other service provider of the Company and each affiliate of the Company, and an automatic resignation of Executive from the Board (if applicable and unless otherwise agreed in writing) and from the board of directors or similar governing body of the Company and any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

2.12 Payments Upon Death. In the event of Executive’s death after he becomes entitled to payments pursuant to Section 2.3(b) or 2.7, any remaining unpaid amounts shall be paid, at the time and in the manner such payments otherwise would have been paid to Executive, to such person as Executive shall designate in a written notice to Employer (or, if no such person is designated, to his estate).
3. Miscellaneous Matters.
3.1 Exclusive Dispute Resolution Procedure. In the event either party contends the other has not complied with a provision of this Agreement or asserts any claims under the Employee Retirement Income Security Act, other than under Appendix A and Appendix B to this Agreement, as such appendices may be amended by mutual agreement and which are specifically excluded from this procedure, prior to seeking arbitration as provided for below, the party claiming a violation of this Agreement, shall advise the other party, in writing, of the specifics of the claim, including the specific provision alleged to have been violated, as well as provide the other party with any supporting documentation the party desires to produce at that time. If the Company is disputing amounts that Executive contends are due to him, the Company shall provide a complete statement of the amount it is disputing, the reason it is disputing it, and supporting documentation upon request by Executive. The parties will thereafter meet and attempt to resolve their differences in a period not to exceed thirty (30) days, unless the parties agree in writing to mutually extend the time for one additional thirty (30) day period. Following such attempts to resolve any such dispute, either party may require arbitration of the other. In order to do so, the request must be timely made, in writing, and delivered to the other party (Executive or the Board Chair) within thirty (30) days following the end of the resolution period (or any valid extension thereof) referenced herein above. The parties hereto agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, other than under Appendix A and Appendix B to this Agreement, as such appendices may be amended by mutual agreement and which are specifically excluded from this procedure, which the parties hereto are unable to resolve as provided for above, shall be finally resolved and settled exclusively by arbitration in the city where the Company’s headquarters are then located or such other location as the parties may agree, by a single arbitrator in accordance with the substantive laws of the State of Texas to the extent not preempted by the Employee Retirement Income Security Act, which shall govern all applicable benefits issues, in keeping with the above required procedure. If the parties cannot agree upon an arbitrator, then each party shall choose its own independent representative, and those independent representatives shall choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative. The legal expenses of each party shall be borne by them respectively. However, the cost and expenses of the arbitrator in any such action shall be borne equally by the parties. The arbitrator’s decision, judgment and award shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction. The arbitrator to which any such dispute shall be submitted in accordance with the provision of this Article shall only have jurisdiction and authority to interpret, apply or determine compliance with the provisions of this Agreement, but shall not have jurisdiction or authority to add to, subtract from, or alter in any way the provisions of this Agreement.

3.2 Headings. Section and other headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.
3.3 Notices. Any notice, communication, request, reply or advice (here severally and collectively called “Notice”) required or permitted to be given under this Agreement must be in writing and is effectively given by deposit in the same in the United States mail, postage pre-paid and registered or certified with return receipt requested, by national commercial courier for next day delivery, or by delivering in person the same to the address of the person or entity to be notified. Notice deposited in the mail in the manner herein above described shall be effective 48 hours after such deposit, Notice sent by national commercial courier for next day delivery shall be effective on the date delivered, and Notice delivered in person shall be effective at the time of delivery. For purposes of Notice, the address of the parties shall, until changed as hereinafter provided, be as follows:
(a)	If to the Company:

Newpark Resources, Inc. 2700 Research Forest Drive, Suite 100 The Woodlands, Texas 77381 Attention: Chairman of the Board
or at such address as the Company may have advised Executive in writing; and
(b)	If to Executive:

Paul L. Howes 23 Rhapsody Bend Court The Woodlands, Texas 77382
or at such other address as Executive may have advised the Company in writing.
3.4 Waiver. The failure by any party to enforce any of its rights under this Agreement shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party, and in the case of the Company, expressly approved by its Board. Waiver of any one breach shall not be deemed to be a waiver of and other breach of the same or any other provision of this Agreement.
3.5 Choice of Law. The validity of the agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to choice of law principles (provided that the Indemnification Agreement, as amended, referred to in Section 1.2(e) shall be governed by and construed in accordance with the laws of the State of Delaware without regard to choice of law principles .

3.6 Invalidity of Provisions. If any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.
3.7 Entire Agreement; Written Modifications. This Agreement, Appendix A and Appendix B, and the specific documents referred to and incorporated herein by reference (whether or not copies thereof are attached to this Agreement) together contain the entire agreement between the parties and supersedes all prior or contemporaneous representations, promises, understandings and agreements between Executive and the Company.
3.8 No Assignments; Assumption by Successor. This Agreement is personal to the Company and the Executive and may not be assigned by either party without the prior written consent of the other. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to (i) expressly assume and agree to perform this Agreement in the same manner and the same extent the Company would be required to perform it as if no such succession had taken place; and (ii) notify the Executive of the assumption of this Agreement within ten days of such assumption. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be Good Reason for Executive to elect to terminate employment and this Agreement. As used in this Agreement, Company shall mean Newpark Resources, Inc., and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this agreement by operation of law or otherwise. However, this agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators’ successors, heirs, and distributes, devisees, and legatees. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.
3.9 Attorney’s Fees. The prevailing party in any action brought to enforce this Agreement shall be entitled, in addition to such other relief that may be granted, to a reasonable sum for attorney’s fees and costs incurred by such party in enforcing or defending against an action to enforce this Agreement
3.10 Definitions. In this Agreement:
(a) “Cause” when used with reference to termination of the employment of Executive by the Company for “Cause,” shall mean:
(1)	Executive’s conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for an act on the Executive’s part constituting a felony; or

(2)	dishonesty; willful misconduct or gross neglect by Executive of his obligations under this Agreement that results in material injury to the Company;

(3)	appropriation (or an overt act attempting appropriation) by Executive of a material business opportunity of the Company;

(4)	theft, embezzlement or other similar misappropriation of funds or property of the Company by Executive; or

(5)
the failure of Executive to follow the reasonable and lawful written instructions or policy of the Company with respect to the services to be rendered and the manner of rendering such services by Executive provided Executive has been given reasonable and specific written notice of such failure and opportunity to cure and no cure has been effected or initiated within a reasonable time, but not less than 90 days, after such notice.

(b) “Change in Control” means the following:
(1)
A Change in Control shall be deemed to have occurred if (A) a Takeover Transaction (as defined in subsection 2 of this Section 3.10(b)) occurs; or (B) any election of directors of the Company takes place (whether by the directors then in office or by the stockholders at a meeting or by written consent) and a majority of the directors in the office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board or, if the Company had a nominating committee at such time, its nominating committee, immediately preceding such election; or (C) the Company effectuates a complete liquidation or a sale or disposition of all or substantially all of its assets.

(2)
A “Takeover Transaction” shall mean (A) a merger or consolidation of the Company with, or an acquisition of the Company or all or substantially all of its assets by, any other corporation or entity, other than a merger, consolidation or acquisition in which the individuals who were members of the Board immediately prior to such transaction continue to constitute a majority of the Board of Directors or other governing body of the surviving corporation or entity (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors or other governing body of the holding company) for a period of not less than twelve (12) months following the closing of such transaction, or (B) one or more occurrences or events as a result of which any “person” (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Good Reason” means any of the following:
(1)	the Company unreasonably interferes in a demonstrably willful and deliberate manner with Executive’s performance of his duties;

(2)	the Company adversely changes Executive’s title or changes in any material respect the responsibilities, authority or status of Executive without prior notice and acceptance;

(3)
the substantial or material failure of the Company to comply with its obligations under this Agreement or any other agreement that may be in effect that is not remedied within a reasonable time after specific written notice thereof by Executive to the Company;

(4)	the diminution of the Executive’s salary and or a material diminution of the Executive’s benefits without prior notice and acceptance;

(5)	the failure of the Company to obtain the assumption of this Agreement by any successor or assignee of the Company; or

(6)	requiring Executive to relocate more than 50 miles from the then headquarters of the Company;
provided that in any of the above situations, Executive has given reasonable and specific written notice to the Chair of the Board of such failure and the Company has been given a reasonable opportunity to cure and no cure has been effected or initiated within a reasonable time after such notice, and provided further that the Company’s actions consistent with Section 1.2(i) or a suspension of Executive with pay pursuant to Section 2.9 do not constitute “Good Reason.”
(e) “Separation from Service” means separation from service (within the meaning of Code Section 409A) with the group of employers that includes the Company and each of its “Affiliates.” For this purpose, “Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than Employer, that along with Employer is considered a single employer under Code Section 414(b) or Code Section 414(c), but (i) in applying Code Section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code Section 1563(a)(1), (2), and (3), and (ii) in applying Treasury Regulation Section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2.

3.11 Withholding and Deductions. With respect to any payment to be made to Executive, the Company shall deduct, where applicable, any amounts authorized by Executive and permissible under applicable law, and shall withhold and report all amounts required to be withheld and reported by applicable law. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
3.12 Code Section 409A. If Executive is a “specified employee” as defined in Code Section 409A, no benefit or payment that is subject to Code Section 409A (after taking into account all applicable exceptions to Code Section 409A, including but not limited to the exceptions for short-term deferrals, for reimbursements and certain other separation payments, and for “separation pay only upon an involuntary separation from service”) shall be made under this Agreement on account of the Executive’s Separation from Service until the later of the date prescribed for payment in this Agreement or the first day of the seventh month that begins after the date of Executive’s Separation from Service (or, if earlier, the date of death of Executive). For purposes of Code Section 409A, each payment provided for under this Agreement is hereby designated as a separate payment, rather than a part of a larger single payment or one of a series of payments. Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses to be reimbursed are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

EXECUTED as of the date first written above.

Witnesses:	NEWPARK RESOURCES, INC.

/s/ John A. Grinaldi DDS	By:	/s/ Jerry W. Box
Jerry Box
/s/ Melissa Lester, RDH		Board Chairman

Witnesses:

/s/ Cynthia Johnson	/s/ Paul L. Howes

/s/ Elayne Johnson	Paul L. Howes

12/30/2008

17